Ex 10.34

xMax Equipment Purchase Agreement

TelAtlantic Wireless Services, LLC

xG Technology, Inc. 240 South Pineapple Avenue, Suite 701, Sarasota FL 34236

TEL: 941-953-9035 FAX: 941-954-8595 www.xgtechnology.com

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xMax Equipment Purchase Agreement

PARTIES

THIS AGREEMENT, effective the 18 day of January, 2013, by and between xG Technology, Inc., (“XGT”) doing business at 240 South Pineapple Avenue, Suite 701, Sarasota, Florida 34236, and TelAtlantic Wireless Services LLC, (hereinafter “TELATLANTIC” or “Customer”) doing business at 604 Cameron Street, Alexandria VA 22314. XGT and Customer are collectively referred to as the “Parties” or each “Party” throughout this Agreement.

BACKGROUND

Whereas TELATLANTIC is a new company whose management is affiliated with multiple rural local exchange carriers in the Appalachian Region and Mid-America that provide a wide range of telephone and Internet services;

And, whereas TELATLANTIC has over 12 years of operating experience including customer service, billing, trouble shooting, network deployment, network operation and network maintenance;

And, whereas TELATLANTIC seeks to introduce new, non-regulated products and services in specified communities and surrounding regions (see Schedule A) that it serves;

And, whereas XGT is a technology company that has developed innovative, patented communications technologies (xMax) which include, but are not limited to, cognitive radio solutions with the potential to offer carrier-class mobile broadband services operating in license-free spectrum using an end-to-end Internet Protocol (IP) system;

And, whereas TELATLANTIC wishes to purchase specific quantities of xMax equipment for the servicing of their existing customers, as well as any additional customers that offering xMax services may bring (see Schedule A);

And, whereas TELATLANTIC wishes to purchase and XGT wishes to supply xMax equipment to TELATLANTIC, for use with its existing and future customer base, on an exclusive basis within the defined service areas (see Schedule A);

And, whereas certain of the xMax equipment is subject to regulation and prior approval by the Federal Communications Commission (FCC), which approval has not been granted as of the date of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto agree as follows:

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AGREED TERMS

1.             PURCHASE AND SUPPLY OF xMAX EQUIPMENT

1.1           In accordance with, and subject to, the terms and conditions of this Agreement (including, without limitation, the Terms and Conditions of Supply set out in Schedule B), the Customer shall purchase and XGT shall supply such quantities of xMax equipment at such prices as are specified in Schedule A, conditioned upon the Customer having obtained favorable financing, such favorable financing to be determined at Customer’s sole discretion. XGT will execute this order upon notice from the Customer of acceptable finance.

1.2           The quantities of xMax equipment specified in Schedule A have been determined and agreed between the parties based upon minimum annual purchase quantities in order to maintain territory exclusivity. If the Customer wishes to purchase xMax equipment additional to the quantities specified in Schedule A and serves (an) additional order(s) on XGT then XGT agrees to supply such additional equipment at the prices specified in Schedule A, subject to XGT having served on the Customer a price change notice prior to service of any such additional order, in which case the prices specified in such price change notice shall apply. Save as provided as to price in the preceding sentence, each additional order shall be deemed to be a separate offer by the Customer to purchase xMax equipment on the terms of this Agreement, which XGT shall be free to accept or decline at its absolute discretion.

2.  FORCE MAJEURE

2.1           XGT shall not be liable for any damage, delays or failures to perform any obligation hereunder caused by factors beyond its reasonable ability to control, including (without limitation) changes in government regulations, acts of God, labor shortages, strikes, slowdowns, or other combined action of workmen, fires, floods, earthquakes, severe weather, serious accidents, epidemics, quarantines, wars, insurrections or riots, acts of civil or military authorities, transportation embargoes, destruction of production facilities, delays, shortages or interruptions to delivery of components and materials, to the extent that (i) the delay extends more than thirty (30) days, (ii) was not caused by or the result of any conduct of XGT and (iii) was not reasonably foreseeable by XGT. In the event of a concurrence under Article 2, XGT may in its sole discretion allocate available goods among customers as it may determine or cancel orders without liability for any part thereof not shipped to the Customer upon refunding any allocable advance payments received for the canceled portion.

3.  INTEREST AND ATTORNEY'S FEES

3.1           Interest of 18% per year may be charged by XGT on accounts past due for more than thirty (30) days.

3.2          The prevailing Party to any dispute related to this Agreement or the enforcement of this Agreement shall be entitled to reasonable and necessary attorney’s fees and costs from the non-prevailing Party.

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4.  PENALTY CLAUSES

4.1           XGT assumes no liability arising from penalty or liquidated damage clauses of any kind, written or implied, unless approved in writing by XGT's duly authorized representative.

5.  INDEMNITY

5.1           Each party agrees to indemnify and hold the other harmless from and against any liability, direct loss, damages (including but not limited to consequential damages, lost profits, damage to good will, costs, and or expenses) and attorney’s fees incurred as a direct result of the other party’s breach conduct of this Agreement, whether the claims are based in tort or contract. XGT further indemnifies and holds TELATLANTIC harmless from and against any liability, loss, damages (including but not limited to consequential damages, lost profits, damage to goodwill, costs, and or expenses) and attorney’s fees incurred as a result of any conduct of XGT’s Personnel.

6.  LIMITED WARRANTY

6.1           XGT warrants that its product will be free from defects in materials and workmanship and that the product will be manufactured in accordance with the applicable specifications using XGT specifications as a standard for a period of one year from date of shipment. XGT will replace or, at its option, issue credit for xMax Product found by XGT to be defective or not in conformity with such material specifications.

6.2           XGT extends this LIMITED WARRANTY to original Customers of xMax Products. This LIMITED WARRANTY is extended only to such original Customers; it may not be passed along to any subsequent purchaser or assignee. THIS LIMITED WARRANTY IS EXCLUSIVELY AND EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES (EXCEPT TITLE), WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. XGT SHALL UNDER NO CIRCUMSTTANCES BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

6.3           The Customer must carefully inspect each container of xMax Products and inspect the product to ensure that it performs satisfactorily for its intended use. Every claim under this Limited Warranty shall be deemed waived unless written notice of defect of nonconformity of the product is made in writing and received by XGT within thirty (30) days of discovery of the defect, and within one year of receipt of goods. Within two weeks of the date written notice of the defect or nonconformity is received by XGT and within one year of the date the product is shipped, Customer must return at Customer’s sole cost and expense and XGT must receive the defective or nonconforming product. Within a reasonable time after XGT receives the returned product, XGT shall determine if such defect or nonconformity actually exists and shall notify the Customer of its determination. Within a reasonable time thereafter, XGT shall replace the defective or nonconforming product with non-defective product of like quantity, or at its option, issue credit for such defective or nonconforming product.

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6.4           This Limited Warranty Policy shall be the sole and exclusive remedy of the Customer with respect to xMax Products. XGT's sole liability on any claim arising out of the sale of the product or XGT's replacement of defective product, whether in contract, warranty, tort, or otherwise shall be limited to the purchase price of the goods that prove defective or nonconforming. In no event shall XGT be liable for, and Customer shall hold XGT harmless from, any damages, direct, indirect, or consequential, whether resulting from XGT's negligence or otherwise, arising out of, in connection with, or resulting from the goods sold to the Customer, and any and all claims, actions, suits, and proceedings which may be instituted in respect to the foregoing, including those made by subsequent owners and users of the goods. In no event shall XGT be liable for any alleged negligence, breach of warranty, strict liability, incidental, consequential, special, speculative or indirect damages, or any other theory, other than the Limited Warranty set forth herein.

8.  PROPRIETARY RIGHTS

8.1           Each Party shall continue to own all Background Technology (defined as all intellectual property rights and know-how, technical design, engineering and test data, manufacturing methodology, software, algorithms and other information and technology already owned or possessed by, known to, developed by or for one of the parties independent of the contract work performed hereunder, or with respect to which a Party may grant licenses to the other Party hereunder prior to or outside of the performance of this Agreement) it has provided to the other Party hereunder.

8.2          Technology developed by XGT and which does not to any extent contain any of Customer’s Background Technology shall be the property of XGT.

9.  WAIVER

9.1           Failure by any party hereto to enforce any of the provisions of this Agreement, or any rights with respect hereto, or failure to exercise any election provided for herein, shall in no way be considered a waiver of such provisions, rights, or elections or in any way affect the validity of this Agreement. The failure by any party to enforce any of said provisions, rights or elections shall not prejudice such party from later enforcing or exercising the same or any other provisions, rights, or elections it may have under this Agreement.

10.  FCC APPROVAL

10.1         Customer is hereby advised that certain of the equipment specified in Schedule A is subject to the FCC’s Rules (47 CFR §§ 2 and 15) and that such equipment will comply with the appropriate rules prior to delivery of such equipment; and, notwithstanding anything to the contrary in this Agreement, delivery of the equipment specified in Schedule A is contingent upon XGT’s compliance with the applicable equipment authorization and technical requirements of the FCC’s Rules (47 CFR §§ 2 and 15).

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11.  NOTICES

11.1         All notices provided for in this Agreement shall be given in writing either by personal delivery of such notice, or by depositing the same, postage prepaid, in United States certified mail, return receipt requested mail addressed to the parties respectively at the following addresses:

XGT:	xG Technology, Inc.
240 South Pineapple Avenue, Suite 701,
Sarasota, Florida 34236,

Customer:	TelAtlantic Communications, Inc.
604 Cameron Street
Alexandria, VA 22314

12.  MODIFICATIONS MUST BE IN WRITING

12.1         The terms and conditions of this Agreement shall not be modified or rescinded by agreement, conduct or waiver unless specifically agreed to in writing and executed by each of the Parties’ duly authorized representative.

13.  SEVERABILITY

13.1         The invalidity or unenforceability by law of all, or part of this Agreement, including any of the terms and conditions set forth in Schedule C, shall not invalidate the remainder of the Agreement or such terms and conditions and will not affect the other provisions hereof, and this Agreement and the terms and conditions will be construed in all respects as if such invalid or unenforceable provision were omitted.

14.  HEADINGS AND TITLES

14.1         All headings and titles in this Agreement have been inserted only to facilitate reference and shall not be taken into account in the interpretation of this Agreement.

15.  ASSIGNMENT

15.1         Neither party shall have the right to assign or transfer any duties, rights or obligations due hereunder without the express written consent of the other party.

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16.  ENTIRE AGREEMENT

16.1         This Agreement constitutes and expresses the entire agreement of the parties as to the equipment supplies to be provided hereunder. All other previous matters, agreements, understandings and representations of whatever nature relating to this Agreement, either oral or written, are hereby superseded or canceled. No subsequent modification shall be valid unless and until reduced to writing and signed by the parties hereto.

17.  CHOICE OF LAW AND CONSENT TO JURISDICTION

17.1         This Agreement, including the terms and conditions set out in Schedule B, shall be construed and governed by the laws of the State of Florida. Customer agrees that any action to collect payment of an invoice or enforce any of provision of this Agreement or the terms and conditions may be brought in a court of competent jurisdiction in Sarasota County, Florida.

18.  MARKETING

18.1         Both parties agree that this contract can be publicly announced and jointly marketed for the mutual benefit of each.

19.  CERTIFICATIONS

19.1         There is an exception in the FCC’s regulations to the general prohibition rule, governing the marketing and sale of RF equipment prior to receiving FCC equipment certification, in FCC Rule Section 2.803(d), for the offer for sale to business and commercial users (but not an offer for sale to other parties or to end users located in a residential environment) of an RF device that is in the conceptual, developmental or pre-production stage provided  that the prospective buyer is advised in writing at the time of the offer for sale that the equipment is subject to the FCC rules and that the equipment will comply with the appropriate rules prior to delivery of the equipment. This contract is hereby made subject to such advisory and FCC regulations.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate and their signatures affixed thereto as of the day and year first above written.

TelAtlantic Communications, Inc.		xG Technology, Inc.

By:	/s/ David Damiani	By:	/s/ John C. Coleman

Title:	President	Title:	CEO

Date:	1/18/13	Date:	25 Jan 2013

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SCHEDULE A - EQUIPMENT ORDER

Year 1 - Morgantown, WV (service territory defined as Monogalia County) & Chillicothe, OH (service territory defined as Ross County)

Total	Quantity	Price ea	Item
Equipment
$650,000	100	$6,500	xAPs (xMax Network Access Points) Model number 2.5
$520,000	400	$1,300	xMods (xMax End-User Modems) Model number 2.5
$97,000	1	$97,000	xMSC Pro (xMax Mobile Switching Center)
$26,000	1	$26,000	Mini-xMSC
$100,000	200	$500	MIMO Antennas- 2 per xAP/per sector
$1,393,000

Year 2 - Joplin, MO (service territory defined Jasper and Newton Counties)

Total	Quantity	Price ea	Item
Equipment
$1,300,000	200	$6,500	xAPs (xMax Network Access Points) Model number 2.5
$1,040,000	800	$1,300	xMods (xMax End-User Modems) Model number 2.5
$97,000	1	$97,000	xMSC Pro (xMax Mobile Switching Center)
$200,000	400	$500	MIMO Antennas- 2 per xAP/per sector
$2,637,000

Year 3 - Wichita, KS (service territory defined as Sedgwick County)

Total	Quantity	Price ea	Item
Equipment
$2,925,000	450	$6,500	xAPs (xMax Network Access Points) Model number 2.5
$2,600,000	2,000	$1,300	xMods (xMax End-User Modems) Model number 2.5
$97,000	1	$97,000	xMSC Pro (xMax Mobile Switching Center)
$400,000	800	$500	MIMO Antennas- 2 per xAP/per sector
$6,022,000

This Equipment Order forecasts a specific mix of products per service territory. TELATLANTIC recognizes that market demand by its customers may create more or less demand for certain items and reserves the right to modify the allocations under the Equipment Order by providing written notice to xGT.

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SCHEDULE B – TERMS AND CONDITIONS OF SUPPLY

All prices are given and all orders are accepted and all sales are expressly made conditional on Customer's assent to these terms and conditions notwithstanding any offers to purchase by Customer containing different or additional provisions. Customer's acceptance of the goods shall, in any event, constitute acceptance of these terms and conditions, and Customer's agreement that they control over any terms, correspondence or forms supplied by Customer at any stage of the transaction.

PRICES

Customer's modifications shall not be effective unless accepted in writing by XGT’s duly authorized representative (which acceptance may or may not be given at XGT’s entire discretion). Acceptance may be conditioned upon Customer's acceptance of intervening price changes and price changes related to such modifications or any other conditions proposed by XGT.

TAXES

The amount of any present or future sales, use, excise, or similar taxes, applicable to the ordered goods shall be added to the price and paid by the Customer, unless the Customer timely provides XGT with a valid tax exemption certificate.

PRODUCT MODIFICATIONS AND SUBSTITUTIONS

XGT reserves the right to change or modify at any time any product or any materials used in the fabrication of products, or to discontinue the manufacture of any product, without any obligation or other liability with respect thereto.

PAYMENT

Payment for xMax products shall be made by Customer, within 30 days of equipment receipt.

SHIPMENT AND DELIVERY

All xMax Products shall be delivered FCA (Incoterms 2000), XGT’s facility. XGT reserves the right to make partial shipments. Pro rata payments become due as partial shipments are made. Delivery information and schedules are approximate. Delivery is contingent upon satisfaction of the condition in Paragraph 10 of this Agreement.

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DAMAGED OR LOST SHIPMENTS

When goods have been delivered to a carrier for shipment, the risk of loss passes to the Customer and XGT's responsibility for delivery ends, but XGT agrees to furnish duplicate bills of lading and otherwise render reasonable assistance in making claims for damages against the carrier. Shipment should be examined carefully before being accepted from the carrier. XGT assumes no responsibility for damages after having received "in good order" receipts from a carrier at shipping point and all loss, damage and delay in transit are at TELATLANTIC’s risk.

If goods are damaged with their container intact, Customer must file a fully completed "Concealed Damage Report" with the carrier and, in any event, send a copy thereof to XGT within 24 hours after receipt of shipment by Customer. Claims for shortages or non-conforming shipments must be made in writing and sent to XGT within 5 days of Customer's receipt of shipment. Failure to give such notice shall be deemed unqualified acceptance and a waiver by the Customer with any claim with respect to the shipment.

CANCELLATION

After acceptance of an order by XGT, orders cannot be canceled by Customer without XGT's written consent (which consent may or may not be given at XGT’s entire discretion) and then only upon terms that will compensate XGT for all costs and expenses (including any engineering and/or fabrication charges) applicable to the canceled order.

RETURNS

XGT will not accept goods for return or credit, other than for claimed warranty, unless XGT’s written permission has been first obtained (which permission may not be reasonably withheld) and Customer receives a returned material authorization form issued by XGT's duly authorized representative. Risk of loss for returned goods will remain with Customer and Customer shall reimburse XGT for any costs it incurs in connection with the shipment and return of goods including, but not limited to a 15% handling, examination, and re-packing charge. Goods fabricated to order are not returnable under any circumstances except for approved warranty claim.

CONDITIONS OF RESALE

All the terms and conditions set out herein shall be binding upon Customer and all subsequent owners and users of these goods. Without limitation of the foregoing, however, the goods identified herein are subject to the condition that they shall not, nor any portion of them, by way of trade or otherwise, be lent, resold, or otherwise conveyed without similar conditions, including this condition, being imposed on subsequent borrower, purchaser, or transferee.

CUSTOMER'S MODIFYING OR CONFLICTING TERMS

All orders are accepted and all sales are made subject only to the terms and conditions of this Agreement, including the terms and conditions set out in this Schedule B., This statement is intended as a final, complete, and exclusive statement of the parties' agreement. All statements, representations, agreements, changes of any kind and agreements not incorporated herein are excluded and are superseded hereby. No course of prior dealings between XGT and Customer and no usage of trade shall be used to supplement any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement.

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